                                   EXHIBIT 11

              INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                Three Months Ended      Nine Months Ended
                                      June 30,               June 30,
                              ----------------------  ----------------------
                                 2003        2002        2003        2002
                              -----------  ---------  ----------  ----------
Net income (loss)             $ ( 17,000)    597,000  (  54,000)  ( 174,000)

Accretion on series C
  preferred stock                      -           -          -   (   1,000)
                              -----------  ---------  ----------  ----------
Net loss applicable to
  common shareholders           ( 17,000)    597,000   ( 54,000)  ( 175,000)
                              ===========  =========  ==========  ==========

Weighted average number of
  common shares outstanding    8,651,251   8,631,471  8,651,251   8,490,720
Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants and convertible
  stock                                -           -          -           -
                              -----------  ---------  ----------  ----------
                               8,651,251   8,631,471  8,651,251   8,490,720
                              ===========  =========  ==========  ==========
Basic and diluted loss per
  share applicable to
  common shareholders         $        *        0.07   (   0.01)  (    0.02)
                              ===========  =========  ==========  ==========

*  Less  than  ($0.01)  per  share.

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 338,050 at June 30, 2003 and 348,050 shares at June 30, 2002) would be to decrease net loss per share.


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